Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Anna E. Torma
                       (512) 433-5312

FORESTAR COMPLETES TENDER OFFER AND CONSENT SOLICITATION

AUSTIN, TEXAS, (June 21, 2016) – Forestar Group Inc. (the “Company” or “Forestar”) (NYSE: FOR) today announced that it and its wholly-owned subsidiary, Forestar (USA) Real Estate Group Inc. (“Forestar USA,” and, together with the Company, the “Offerors”), have completed a cash tender offer to purchase any and all of Forestar USA’s outstanding $220.8 million aggregate principal amount of 8.500% Senior Secured Notes due 2022.

As part of the tender offer, the Offerors solicited consents for amendments that would eliminate or modify certain covenants, events of default and other provisions contained in the indenture governing the notes (upon the receipt of consents representing at least a majority of the aggregate principal amount of the notes then outstanding), as well as effect the release of the subsidiary guarantees and the collateral securing the notes (upon the receipt of consents representing at least 66 ⅔% of the aggregate principal amount of the notes then outstanding). The Company announced today that it has received the requisite consents to execute a supplemental indenture to effect the proposed amendments, including the release of the subsidiary guarantees and the collateral securing the notes. The supplemental indenture implementing the proposed amendments became effective on June 21, 2016.

The tender offer expired at midnight, New York City Time, on June 20, 2016 (the “Expiration Date”). As of the Expiration Date, $215.5 million aggregate principal amount of the notes were tendered (representing 97.6% of the outstanding notes). Forestar USA accepted for payment and settlement all of the notes that were validly tendered at or prior to the Expiration Date.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Jefferies LLC acted as Dealer Manager for the tender offer and Solicitation Agent for the consent solicitation.

Forestar is a residential and mixed-use real estate development company. The Company owns directly or through ventures interests in 57 residential and mixed-use projects comprised of 7,000 acres of real estate located in 11 states and 15 markets. The Company also owns approximately 590,000 net acres of oil and gas fee minerals located in Texas, Louisiana, Georgia and Alabama. The Company has water interests in 1.5 million acres which include a 45 percent nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes or sold from 1.4 million acres in Texas, Louisiana, Georgia and Alabama, and 20,000 acres of groundwater leases in central Texas. The Company’s non-core assets include 87,000 acres of timberland and undeveloped land, and commercial and income producing properties, which consist of three multifamily projects and two multifamily sites. Forestar operates in three business segments: real estate, oil and gas and other natural resources.

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. Forestar notes that a variety of factors and uncertainties could cause its actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions; market demand for our non-core assets; changes in commodity prices; opportunities (or lack thereof) that may be presented to the Company and that Forestar may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit rates or availability; lengthy and uncertain entitlement processes; cyclicality of its businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond the Company’s control. Except as required by law, Forestar expressly disclaims any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

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